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                                                                    Exhibit 12.1
                       The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                                  Year ended December 31,
                                                                   -----------------------------------------------------
                                                                     1996       1995       1994       1993       1992
                                                                   ---------  ---------  ---------  ---------  ---------

Earnings (loss) before income taxes, extraordinary loss
 and cumulative effect of change in accounting principle           $ 43,605   $ 10,169   $ 13,336   $  3,072   $(20,783)

Fixed charges:
 Interest costs                                                     230,960    219,838    220,971    219,705    221,907
 Capitalized interest                                               (10,579)    (6,875)    (7,388)    (8,899)   (15,098)
 Amortization of debt issuance costs                                  2,066      2,527      2,146      2,801      3,571
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                       12,719      1,204         --         --         --
 Portion of rental expense representative of
  interest factor (1)                                                 8,487      8,266     10,788     15,988     14,739
 Support for debt service costs provided to affiliates
  accounted for under the equity method                                  --         --         --         31        389

Adjustments to earnings (loss):
 Minority interest in earnings of majority-owned subsidiaries
  having fixed charges                                                1,164      2,026      2,234      1,909      1,747
 Undistributed earnings of less than 50%-owned subsidiaries             (88)      (189)      (564)       (68)       (84)
 Previously capitalized interest amortized into earnings:
  Depreciation of operating properties (2)                            3,866      3,764      3,670      3,605      3,474
  Cost of land sales (3)                                              1,778      1,421      1,580      1,627      1,295
                                                                   ________   ________   ________   ________   ________
   Earnings available for fixed charges                            $293,978   $242,151   $246,773   $239,771   $211,157
                                                                   ========   ========   ========   ========   ========

Fixed charges:
 Interest costs                                                    $230,960   $219,838   $220,971   $219,705   $221,907
 Amortization of debt issuance costs                                  2,066      2,527      2,146      2,801      3,571
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                       12,719      1,204         --         --         --
 Portion of rental expense representative of
  interest factor (1)                                                 8,487      8,266     10,788     15,988     14,739
 Support for debt service costs provided to affiliates
  accounted for under the equity method                                  --         --         --         31        389
                                                                   ________   ________   ________   ________   ________
   Total fixed charges                                             $254,232   $231,835   $233,905   $238,525   $240,606
                                                                   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges (4)                                 1.16       1.04       1.06       1.01         --
                                                                   ========   ========   ========   ========   ========
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(1)  Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,844,000, $3,644,000, $6,232,000, $10,006,000 and
     $8,106,000 for the years ended December 31, 1996, 1995, 1994, 1993 and
     1992, respectively.
(2)  Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3)  Represents 10% of cost of Columbia land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4)  Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000 for the year ended December 31, 1992.